Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 GPC BIOTECH AG
             (Exact name of registrant as specified in its charter)


                Germany                                         04-3158193
    (State or other jurisdiction of                          (I.R.S. Employer
    incorporation or organization)                        Identification Number)


                              Fraunhoferstrasse 20
                       D-82152 Martinsried/Munich, Germany
                            Tel: 011 49 89 8565 2600
          (Address of Principal Executive Offices, including Zip Code)

                        2004 Incentive Stock Option Plan
                        2005 Incentive Stock Option Plan
                        2006 Incentive Stock Option Plan
            Convertible Bonds Terms and Conditions (August 31, 2004)
              Convertible Bonds Terms and Conditions (June 8, 2005)
              Convertible Bonds Terms and Conditions (May 24, 2006)
                           (Full titles of the plans)

                               Brent Hatzis-Schoch
                        Vice President & General Counsel
                                GPC Biotech Inc.
                              101 College Road East
                           Princeton, New Jersey 08540
                               Tel: (609) 524-1000
            (Name, address and telephone number of agent for service)

                                    Copy to:
                           Doreen E. Lilienfeld, Esq.
                             Shearman & Sterling LLP
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 848-7171


======================================================================================================================
                                            CALCULATION OF REGISTRATION FEE
======================================================================================================================
      Title of Securities to be        Amount to be      Proposed Maximum        Proposed Maximum        Amount of
           Registered (1)               Registered      Offering Price Per      Aggregate Offering      Registration
                                            (2)              Security                  Price                Fee
----------------------------------------------------------------------------------------------------------------------
Ordinary Bearer Shares, with no par
value:


  2004 Incentive Stock Option Plan         3,125      US$14.09(3)             US$44,031.25(3)          US$4.71
                                          846,875     US$12.46(4)             US$10,552,062.50(4)      US$1,140.48
  2005 Incentive Stock Option Plan          100       US$14.09(5)             US$1,409(5)              US$0.15
                                          224,900     US$15.71(6)             US$3,534,078.60(6)       US$378.15
  2006 Incentive Stock Option Plan        411,500     US$14.09(7)             US$5,796,389(7)          US$620.21
                                           3,500      US$14.09(8)             US$49,301(8)             US$5.28
     Convertible Bonds Terms and          15,000      US$14.09(9)             US$211,350.0(9)          US$22.61
  Conditions dated August 31, 2004        935,000     US$13.73(10)            US$12,838,036.95(10)     US$1,373.67
     Convertible Bonds Terms and          180,000     US$14.09(11)            US$2,535,480.00(11)      US$271.30
    Conditions dated June 8, 2005         720,000     US$13.35(12)            US$9,613,440(12)         US$1,028.64
     Convertible Bonds Terms and          900,000     US$14.09(13)            US$12,677,400(13)         US$1,356.48
    Conditions dated May 24, 2006
Total:                                   4,240,000
----------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Convertible       2,750,000    US$1.28(14)             US$3,520,000(14)         US$2,467.52
Bonds, nominal value (euro)1.00:
----------------------------------------------------------------------------------------------------------------------
Total Number of Securities Registered    6,990,000                                                     US$8,670
======================================================================================================================

(1) American Depositary Receipts ("ADRs") evidencing American Depositary Shares ("ADSs") issuable on deposit of the shares registered hereby have been registered pursuant to a separate Registration Statement on Form F-6 (Registration No. 333-116306).

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover an indeterminate number of Ordinary Bearer Shares with no par value ("Shares") of GPC Biotech AG (the "Registrant") and interest bearing Convertible Bonds with a nominal value of (euro)1.00 (the "Convertible Bonds") that may be offered as a result of any stock splits, stock dividends and anti-dilution provisions and other terms.

(3) Pursuant to Rules 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Offering Price for 3,125 Shares available for future awards under the 2004 Incentive Stock Option Plan are based on the average of the high and low trading prices of the Registrant's Shares on the Xetra trading system on the Frankfurt Stock Exchange on August 23, 2006, (euro)11.01 (the "Share Price"), translated into U.S. dollars using the Translation Rate. Such estimate is used solely for the calculation of the registration fee.

(4) Pursuant to Rule 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Offering Price for 846,875 Shares subject to outstanding awards under the 2004 Incentive Stock Option Plan are based on the weighted average exercise price, translated into U.S. dollars based on the noon buying rate of US$1.28 per euro on August 23, 2006 (the "Translation Rate"). Such estimate is used solely for the calculation of the registration fee.

(5) Pursuant to Rules 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Offering Price for 100 Shares available for future awards under the 2005 Incentive Stock Option Plan are based on the Share Price, translated into U.S. dollars using the Translation Rate. Such estimate is used solely for the calculation of the registration fee.

(6) Pursuant to Rule 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Offering Price for 224,900 Shares subject to outstanding awards under the 2005 Incentive Stock Option Plan are based on the weighted average exercise price, translated into U.S. dollars using the Translation Rate. Such estimate is used solely for the calculation of the registration fee.

(7) Pursuant to Rules 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Offering Price for 411,500 Shares available for future awards under the 2006 Incentive Stock Option Plan are based on the Share Price, translated into U.S. dollars using the Translation Rate. Such estimate is used solely for the calculation of the registration fee.
                                                                               2

(8) Pursuant to Rule 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Offering Price for 3,500 Shares subject to outstanding awards under the 2006 Incentive Stock Option Plan are based on the weighted average exercise price, translated into U.S. dollars using the Translation Rate. Such estimate is used solely for the calculation of the registration fee.

(9) Pursuant to Rules 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Offering Price for 15,000 Shares available for future awards under the Convertible Bonds Terms and Conditions dated August 31, 2004 (the "2004 Convertible Bond Program") are based on the Share Price, translated into U.S. dollars using the Translation Rate. Such estimate is used solely for the calculation of the registration fee.

(10) Pursuant to Rule 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Offering Price for 935,000 Shares subject to outstanding awards under the 2004 Convertible Bond Program are based on the weighted average exercise price, translated into U.S. dollars using the Translation Rate. Such estimate is used solely for the calculation of the registration fee.

(11) Pursuant to Rules 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Offering Price for 180,000 Shares available for future awards under the Convertible Bonds Terms and Conditions dated June 8, 2005 (the "2005 Convertible Bond Program") are based on the Share Price, translated into U.S. dollars using the Translation Rate. Such estimate is used solely for the calculation of the registration fee.

(12) Pursuant to Rule 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Offering Price for 720,000 Shares subject to outstanding awards under the 2005 Convertible Bond Program are based on the weighted average exercise price, translated into U.S. dollars using the Translation Rate. Such estimate is used solely for the calculation of the registration fee.

(13) Pursuant to Rules 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Offering Price for 900,000 Shares available for future awards under the Convertible Bonds Terms and Conditions dated May 24, 2006 (the "2006 Convertible Bond Program") are based on the Share Price, translated into U.S. dollars using the Translation Rate. Such estimate is used solely for the calculation of the registration fee.

(14) Represents the aggregate face value of the Convertible Bonds translated into U.S. dollars using the Translation Rate, of which 950,000 have been or may be issued pursuant to the 2004 Convertible Bond Program, 900,000 have been or may be issued pursuant to the 2005 Convertible Bond Program, and 900,000 may be issued pursuant to the 2006 Convertible Bond Program. Such estimate is used solely for the calculation of the registration fee.

                                     Part I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.           Plan Information.*


Item 2.           Registrant Information and Employee Plan Annual Information.*








_____________________

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the "Note" to Part I of Form S-8.

                                    Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           Incorporation of Documents by Reference.

                  The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference as of their respective dates in this Registration Statement:

                  (a) The Registrant's annual report on Form 20-F filed for the period ended December 31, 2005, as filed with the Commission on April 3, 2006 pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 001-117629);

                  (b)      (1)      the description of the Registrant's Shares
          set forth under the heading "Description of Share Capital" contained in the Registrant's Registration Statement on Form F-1, as filed with the Commission on June 29, 2004 (File No. 333-116303);

                           (2) the description of the Registrant's American Depositary Shares set forth under the heading "Description of American Depositary Receipts" contained in the Registrant's Registration Statement on Form F-1, as filed with the Commission on June 29, 2004 (File No. 333-116303); and

                           (3)      the description of the Registrant's American
Depositary Shares contained in the form of Deposit Agreement (including the form of American Depositary Receipt) among the Company, the Bank of New York, as Depositary, and all owners of beneficial owners from time to time of ADRs issued thereunder, filed as Exhibit 4.1 to the Registrant's Registration Statement on Form F-6, dated June 10, 2004 (File No. 333-116306).

                  In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

         I.       Shares

                  The Shares are registered pursuant to Section 12(b) of the Exchange Act, and, therefore, the description with respect thereto is omitted.

         II.      Convertible Bonds

                  On May 24, 2006, June 8, 2005, and August 31, 2004,
respectively, the Registrant's shareholders approved the implementation of the 2006 Convertible Bond Program, 2005 Convertible Bond Program, and 2004 Convertible Bond Program. Under these programs, members of the Registrant's management board (Vorstand) (the "Management Board"), members of the management bodies and other employees of the Registrant and its affiliated subsidiary companies and, with the exception of the 2006 and the 2004 Convertible Bond Program, consultants are eligible to acquire Shares when converting Convertible Bonds, with a nominal value of (euro)1.00 per Convertible Bond. When converting Convertible Bonds into Shares, holders are required to pay for each Share an amount equal to 100% of the relevant conversion price minus EUR 1.

                  The Management Board, together with the Registrant's supervisory board (Aufsichtsrat) (the "Supervisory Board"), and, to the extent that the Registrant's Management Board is concerned, the Supervisory Board alone, determines whether the Shares underlying the Convertible Bonds will be made available from concurrently approved conditional capitals or from a program to repurchase the Registrant's Shares.

                  The Management Board, and to the extent that the Management Board is concerned, the Supervisory Board, selects the eligible persons to whom Convertible Bonds will be offered and determines the amounts, vesting periods and other relevant terms (including acceleration provisions) of the Convertible Bonds.

                  Convertible Bonds issued pursuant to the 2006 Convertible Bond Program, 2005 Convertible Bond Program, and 2004 Convertible Bond Program may be exercised by the bondholder, after expiry of the two-year waiting period from the date of issuance, to obtain one Share for each Convertible Bond upon payment of the conversion price and bear interest at 3.5% per annum starting from the date of issuance. The Convertible Bonds may be offered to the eligible persons for subscription within the last 15 working days of each calendar month. The time to maturity of the Convertible Bonds is ten years from the date of issuance, after which the Convertible Bonds lapse without compensation to the bondholder (other than repayment of the nominal amount of the Convertible Bond plus accrued interest).

                  Under the 2006 Convertible Bond Program, 2005 Convertible Bond Program, and 2004 Convertible Bond Program, Shares issued upon exercise of a Convertible Bond--provided that they are issued before the beginning of the Registrant's annual general meeting that resolves on the allocation of retained earnings--are entitled to dividends from the beginning of the previous fiscal year. In the event that the Shares are issued after the Registrant's general meeting, such Shares are entitled to dividends in the fiscal year in which they were issued.

                  Convertible Bonds issued under the 2006 Convertible Bond Program, 2005 Convertible Bond Program, and 2004 Convertible Bond Program generally vest and become uncancellable in one-quarter installments on each of the first four anniversaries of the date of issuance. A Convertible Bond may not be exercised until the occurrence of each of the following events: (i) satisfaction of a two-year waiting requirement (measured from the date of issuance); (ii) vesting; and (iii) the achievement of a share price performance goal on the date of exercise. Convertible Bonds issued pursuant to the 2006

Convertible Bond Program, the 2005 Convertible Bond Program, and the 2004 Convertible Bond Program may not be exercised unless the price of the Registrant's shares develops better than a reference index during the four weeks prior to the date of exercise. For the 2006 Convertible Bond Program such reference index is the TecDax index of the Frankfurt Stock Exchange and for the 2005 Convertible Bond Program and the 2004 Convertible Bond Program it is the Prime IG Biotechnology Index of the Frankfurt Stock Exchange. Pursuant to the 2006 Convertible Bond Program, the 2005 Convertible Bond Program, and the 2004 Convertible Bond Program, a Convertible Bond may only be exercised within a period of six weeks after publication of the Registrant's quarterly reports or annual financial statements (or, in the case of the 2006 Convertible Bond Program, six weeks after the second day after such publication), and may not be exercised during a subscription rights offering by the Registrant and during the period from December 24 to December 31 of each calendar year. Notwithstanding the foregoing, Convertible Bonds may not be exercised following the expiration of their respective terms, which under the plans cannot exceed ten years from the date of grant. Convertible Bonds are generally not transferable during the life of the bondholder, except to a credit institution specified by the Registrant following the expiration of the two-year waiting period or of the cancellation period described below. In addition, the Convertible Bonds are inheritable upon the death of the bondholder.

                  In the event of the termination of service of a bondholder, the unvested portion of a Convertible Bond may be cancelled without compensation (other than repayment of the nominal amount of the Convertible Bond plus accrued interest), and the vested portion is generally cancelled 12 months after the termination of service. In addition, the Registrant has the right to cancel a bondholder's Convertible Bonds in the event insolvency proceedings are instituted against the assets of such bondholder or the Convertible Bonds are attached by a creditor of such bondholder for more than six months. A bondholder may cancel his or her Convertible Bonds with three months' notice at the end of a quarter.

                  In the event of the Registrant's merger with and into another company, the Registrant's reorganization, a change in the nominal value of the Shares or similar changes to the Registrant's capitalization or corporate structure, the Convertible Bonds will be replaced by the right to purchase, at the base price, an equivalent number, respectively, of Shares, equity interests or other interests in the Registrant or the successor corporation, the value of which corresponds to the market value of the Shares on the date on which such event occurred.

Item 5.           Interests of Named Experts and Counsel.

                  Not applicable.

Item 6.           Indemnification of Directors and Officers.

                  The Registrant provides customary liability insurance for its directors and officers. The Registrant's Articles of Association do not provide for any indemnification of members of the Registrant's Supervisory Board and the Registrant's Management Board for any liabilities they may incur.

Item 7.           Exemption from Registration Claimed.

                  Not applicable.

Item 8.           Exhibits.

                  See attached Exhibit Index.

Item 9.           Undertakings.

                  (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    Part III

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Munich, Germany on this 28th day of August 2006.


                                      GPC BIOTECH AG

                                      By:      /s/ Bernd R. Seizinger
                                               -------------------------------
                                      Name:    Bernd R. Seizinger
                                      Title:   Chief Executive Officer


                                      By:      /s/ Mirko Scherer
                                               -------------------------------
                                      Name:    Mirko Scherer
                                      Title:   Senior Vice President and Chief
                                               Financial Officer


                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS that each person whose signature below hereby constitutes and appoints Brent Hatzis-Schoch as his true and lawful attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, including post-effective amendments or any supplements thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the respective capacities and on the dates indicated.

       Signature                          Title                            Date


/s/ Bernd R. Seizinger              Member of Management Board--Chief    August 28, 2006
---------------------------         Executive Officer (Principal
Bernd R. Seizinger, M.D., Ph.D.     Executive Officer)




/s/ Elmar Maier                     Member of Management Board--Senior   August 28, 2006
---------------------------         Vice President Business
Elmar Maier, Ph.D.
                                                                               9



                                    Development and Chief
                                    Operating Officer


/s/ Mirko Scherer                   Member of Management Board--Senior   August 28, 2006
---------------------------         Vice President and Chief Financial
Mirko Scherer, Ph.D.                Officer (Principal Financial and
                                    Accounting Officer)



/s/ Sebastian Meier-Ewert           Member of Management Board--Senior   August 28, 2006
---------------------------         Vice President, Chief Scientific
Sebastian Meier-Ewert, Ph.D.        Officer and Chief Operating Officer



/s/ Brent Hatzis-Schoch             Authorized U.S. Representative Vice  August 28, 2006
---------------------------         President & General Counsel
Brent Hatzis-Schoch

                                  EXHIBIT INDEX

Exhibit No.          Description of Document

4.1 Articles of Association of the Registrant (English translation) (incorporated by reference to the Registrant's Registration Statement on Form F-1 (File No. 333-116303, filed with the Commission on June 10, 2004)).

4.2 Form of Depositary Agreement between GPC Biotech and The Bank of New York, as depositary, for holders from time to time of American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference to Registrant's Registration Statement on Form F-1 (File No. 333-116303, filed with the Commission on June 10, 2004)).

4.3 2004 Incentive Stock Option Plan (incorporated by reference to Exhibit 4.30 to the Registrant's Annual Report on Form 20-F (File No. 001-117629), filed with the Commission on April 3, 2006).

4.4 2005 Incentive Stock Option Plan.(incorporated by reference to Exhibit 4.29 to the Registrant's Annual Report on Form 20-F (File No. 001-117629), filed with the Commission on April 3, 2006).

*4.5                 2006 Incentive Stock Option Plan.

4.6 Convertible Bond Terms and Conditions (August 31, 2004) (incorporated by reference to Exhibit 4.36 to the Registrant's Annual Report on Form 20-F (File No. 001-117629), filed with the Commission on April 3, 2006).

4.7 Convertible Bond Terms and Conditions (June 8, 2005) (incorporated by reference to Exhibit 4.35 to the Registrant's Annual Report on Form 20-F (File No. 001-117629), filed with the Commission on April 3, 2006).

*4.8                 Convertible Bond Terms and Conditions (May 24, 2006).

*5.1                 Opinion of Simmons & Simmons.

*23.1                Consent of Ernst & Young AG, Independent Accountants.

*23.2                Consent of Simmons & Simmons (included in Exhibit 5.1).

*24.1                Power of Attorney (included on signature page).




---------------------------
* Filed herewith.

                                                                              11